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                                                                      Exhibit 99


Contacts:   Merck & Co., Inc.                         Rhone Merieux
            John Doorley, Press Contact               Isabelle Dessart
            (908) 423-4081                            11-33-4-72-72-31-60

            Carol Goodrich, Press Contact             Rhone-Poulenc
            (908) 423-6022                            Beverley Miles
                                                      11-33-1-47-68-09-79

            Jim Hinrichs, Investor Contact
            (908) 423-6883


       MERCK AND RHONE-POULENC TO CREATE WORLD'S LARGEST ANIMAL HEALTH AND
                            POULTRY GENETICS COMPANY

         Whitehouse Station, NJ, December 19, 1996 -- Merck & Co., Inc. and Rhone-Poulenc announced today plans to combine their animal health and poultry genetics businesses to form a new company that will be the largest in the animal health and poultry genetics industries. The new, global company, to be called Merial Animal Health, will be a stand-alone, 50-50 joint venture with a revenue base of $1.7 billion (approximate combined 1996 sales).

         Merck and Rhone-Poulenc have been strongly committed to the animal health and poultry genetics markets and they have achieved considerable success through Merck AgVet and Rhone Merieux. Merial Animal Health will provide the best possible platform for future growth, and offer the greatest potential for important advances in animal health and poultry genetics.

         ANIMAL HEALTH

         In 1995, the Merck animal health and Rhone Merieux animal health businesses held second-and fourth-place market rankings respectively. Their combined 1996 sales will be approximately $1.4 billion in a market totaling $10.7 billion.

         Merck Chairman and CEO Raymond V. Gilmartin said: "Merial Animal Health will have many of the strategic advantages critical for success in a market characterized by increasing competition and consolidation. Merck's and Rhone-Poulenc's animal health businesses are fully complementary, forming an excellent fit in terms of product line, pipeline, and species and geographic representation."

         In 1996, Merck and Rhone-Poulenc invested a total of more than $120 million in animal health R&D. Merial Animal Health will have the animal health industry's largest R&D budget.

         Rhone-Poulenc President Igor Landau said: "Merial will benefit from quite exceptional human and financial resources to accomplish one of its key missions: the discovery of innovative veterinary products. Innovation is indeed the best strategy to serve the interests of Merial's customers, employees and the shareholders of Rhone-Poulenc and Merck."

         The combination of Merck and Rhone Merieux animal health businesses will provide the animal health industry's broadest line of products and services for the prevention and treatment of diseases in production livestock (cattle, pigs and sheep), poultry and companion animals (cats, dogs and horses). Merck has long been
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recognized as the innovator in the field of animal health parasiticides and its ivermectin is the world's largest-selling animal health compound. Rhone Merieux is the worldwide leader in vaccines covering a broad range of animal species; in addition, Rhone Merieux markets a line of animal health pharmaceuticals and has recently introduced Frontline, a significant advance in the control of external parasites, most notably fleas and ticks on dogs and cats.

         Geographically, Rhone Merieux has a particularly strong presence in Europe and the Far East, and Merck has a particularly strong presence in the U.S. Merial Animal Health's sales will be almost evenly split among Europe, North America and the rest of the world, much in line with the overall industry.

         Significant sales synergies are expected as a result of the broader product offering of pharmaceuticals and vaccines, the complementary capabilities in several key markets around the world and the potential for combination products. There will also be opportunities for cost savings that will come from combining the organizations, although the savings are not a primary reason for the venture, both parent companies said.

         In essence, Merck and Rhone-Poulenc plan to contribute their animal health businesses to Merial Animal Health. Specifically, they will contribute all their animal health products and their sales and marketing capabilities. Merck will contribute its developmental research personnel, and will enter into long-term contracts to provide basic research and manufacturing for Merial Animal Health. Rhone-Poulenc will contribute all of the assets and personnel from its research and manufacturing operations. Merial Animal Health will have research agreements with Rhone-Poulenc and affiliates, including Pasteur-Merieux Connaught, Rhone-Poulenc AG and Rhone-Poulenc Rorer for the discovery of new compounds and technologies.

POULTRY GENETICS

         Merck and Rhone-Poulenc plan to contribute their respective poultry genetics businesses, Hubbard and ISA, to Merial Animal Health, and the new poultry genetics business will be operationally distinct from animal health. With a revenue base of approximately $300 million (combined 1996 sales), the Merial poultry genetics business will be the new leader in the development and production of poultry breeding stock, and will be a full-service provider to the chicken, turkey and egg segments.

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         The Board of Directors of Merial Animal Health will be composed of three senior executives from Merck and three from Rhone-Poulenc. Dr. John Preston, President of Merck AgVet, will be the Chairman of Merial Animal Health for the first two years. Louis Champel, President of Rhone Merieux, will be CEO.

         A letter of intent was signed today. The project is being submitted for consultation under the French Legal Labour Information and Consultation Process. It is also subject to approval by the European, French and U.S. authorities. Dependent upon such approval, Merial Animal Health is expected to be fully operational in the second quarter of 1997. In the meantime, Merck and Rhone-Poulenc will collaborate to prepare for a successful start up.

         In a separate move, Merck will divest its crop protection business which, along with the animal health and poultry genetics businesses, had formed the Merck AgVet Division. 1995 crop protection sales were approximately $200 million. Merck has retained J.P. Morgan to help handle the planned sale.


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